Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the Turner Global Opportunities Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 4, 2010